EXHIBIT 99.6

                       HISTORICAL AUTOGRAPHS U.S.A., INC.


                              FOR IMMEDIATE RELEASE
                              ---------------------

For press and other inquiries contact:


Donald C. Weinberger
Wolfe Axelrod Weinberger Associates LLC
(212) 370-4500; Fax (212) 370-4505


                  HISTORICAL AUTOGRAPHS U.S.A., INC. TO ACQUIRE
                            ARBIOS TECHNOLOGIES, INC.

             - Historical Shareholders Gain Equity Participation in Advanced Innovative Therapies for the Treatment of Liver Failure -

SPOKANE,  WA - October 23, 2003 --  HISTORICAL  AUTOGRAPHS  U.S.A.,  INC.  (Pink
Sheets: HIAU) announced today that it has executed an agreement to acquire all of the issued and outstanding shares of Arbios Technologies, Inc., a private biomedical device company based in Los Angeles, CA. Historical will acquire Arbios' shares through a merger in which Historical will issue approximately 12,000,000 shares of its unregistered common stock to the shareholders of Arbios. After the merger, Historical will change its name to "Arbios Systems, Inc." and will continue to trade on the Pink Sheets under a new trading symbol. Following the closing of the merger, the company will apply for trading on the OTC Bulletin Board.

Historical anticipates that the closing of the acquisition will occur within approximately 10 business days. The closing is subject to certain customary closing conditions. When the merger is completed, the current stockholders of Historical will own approximately 9% of the then outstanding common stock.

Arbios Technologies, Inc. is a biomedical device company engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure, a debilitating and fatal disease. Liver failure affects individuals in all age groups and may be caused by viruses, alcohol abuse, ingestion of common medications, extensive liver removal for trauma or cancer and other etiologies. At the present time, no direct treatment for liver failure is available and patients must receive a liver transplant or endure prolonged hospitalization with significant mortality risk. While liver transplants increase the chances of survival for patients with liver failure, only a small percentage of these patients receive a transplant due to a shortage of donor livers. Individuals who suffer from conditions such as alcohol or drug abuse, infection, cancer or cardiovascular disease may not be a candidate for a transplant. .

"There is an urgent need today for an artificial means of liver assistance to facilitate recovery without a transplant from liver failure, " stated Dr. Jacek Rozga, President of Arbios. "Arbios' innovative approaches could significantly help those individuals who are not candidates for liver transplants or provide a bridge for liver failure patients until an organ becomes available."

                                                                        - More -

Commenting on the proposed merger, Cindy K. Swank, President of Historical, said, "The proposed merger is expected to provide the combined companies with a public market to assist in future capital raising and the ability to more effectively compensate Arbios' future employees with stock or stock options. Also, the recent private placement financings have provided approximately $3.85 million to support a major portion of Arbios' research and development expenses and working capital needs over the next twelve months."


Arbios' Liver Assist Technologies
---------------------------------

Arbios Technologies, Inc. has worldwide rights to patents issued or pending covering a portfolio of technologies, including its two extracorporeal liver-assist devices, which are in preclinical development. Arbios' two lead products include SEPETTM, a novel blood purification therapy employing selective plasma exchange and an innovative bioartificial liver ("BAL") device, LIVERAIDTM. Each of Arbios' devices is considered to be an innovative approach to the potential treatment of liver failure. Together, they may constitute an integrated approach for treating people suffering from acute liver failure of all etiologies and severity.

SEPETTM is a blood purification therapy, during which the plasma fraction containing substances that are toxic to the brain, the liver and other internal organs and tissues are removed from patient's blood and replaced with normal human plasma. Arbios is attempting to prove the clinical utility of SEPETTM as a simple, safe and potentially inexpensive blood purification therapy for patients with liver failure.

LIVERAIDTM is a BAL to treat liver failure of all etiologies and severity, including those requiring maximum liver support. Liver cell therapy (porcine hepatocytes) and blood detoxification are integrated in a single module attached to a standard kidney dialysis unit.

Depending on the cause of liver  disease,  severity of illness and deficiency of
specific  liver   functions,   SEPET(TM)  and   LIVERAID(TM)   can  be  provided
individually, simultaneously or sequentially.

Acute Liver Failure In The U.S.
-------------------------------

The total market opportunity for extracorporeal liver support is substantial and not presently being served. According to the American Liver Foundation and the National Center for Health Statistics, liver failure is the 7th leading cause of death in the U.S. In 2001, nearly 700,000 Americans were diagnosed with liver disease and over 250,000 liver patients were hospitalized due to acute liver failure. Of those, more than 40,000 died because no donor liver was available or because these patients had contraindications to liver transplantation. The remaining patients were discharged from the hospital because they either received a liver transplant or their condition improved after receiving conventional care.

                                                                        - More -

Arbios Technologies, Inc., is an early-stage company organized to develop, manufacture and market liver assist devices to meet the urgent need for therapy that facilitates recovery from liver failure.

This press release may contain forward-looking statement, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the pending acquisition of Arbios, the ability of Historical to close the merger with Arbios, the need for subsequent substantial additional financing to complete clinical development of Arbios' products, and the company's ability to successfully develop and market Arbios' products and technologies. These statements represent the judgment of Historical's management as of this date and are subject to risks and uncertainties that could materially affect the Company and the proposed acquisition of Arbios Technologies, Inc. by Historical Autographs U.S.A., Inc. Neither, Historical nor Arbios undertakes any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SEPET and LIVERAID are trademarks of Arbios Technologies, Inc.


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